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                                                                EXHIBIT 10(f)(i)

                                CABOT CORPORATION

                     COMPENSATION FOR NON-EMPLOYEE DIRECTORS

                             AS OF DECEMBER 13, 2005

On January 10, 2003, the Board of Directors of Cabot Corporation ("Cabot") approved the compensation outlined below for Cabot's non-employee directors, effective April 1, 2003. There have not been any changes in these arrangements since that time.

- An annual cash retainer of $20,000, payable quarterly in equal installments of $5,000.

- A per meeting fee of $1,700 for attending each Board meeting and each meeting of a Committee of which a director is a member.

- An annual fee of $10,000, payable quarterly in equal installments, for serving as chair of the Audit Committee.

- An annual fee of $4,000, payable quarterly in equal installments, for serving as Chair of any Committee of the Board other than the Audit Committee.

The standard compensation arrangements for non-employee directors also have included an annual grant of 2,000 shares of Cabot common stock issued under Cabot's Non-Employee Directors' Stock Compensation Plan. Cabot was not able to issue stock pursuant to this plan in 2005. Accordingly, all non-employee directors, other than Messrs. Enriquez-Cabot and McCance received a cash payment of $65,000. Messrs. Enriquez-Cabot and McCance, who were elected as directors in March 2005, received a pro-rated cash payment of $32,500.

Directors also are reimbursed for travel expenses incurred for attending Board and Committee meetings and are covered by Cabot's travel accident insurance policy for such travel.